        Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This is a Separation Agreement and General Release (“Agreement”) between AngioDynamics, Inc. (“Employer”) and Johannes (Jan) Keltjens (“Employee”) in complete settlement of all issues concerning Employee’s employment and termination of employment with Employer.  As used in this Agreement, “Employer” shall mean AngioDynamics, Inc. and its parent(s), subsidiaries, predecessors, divisions, affiliates, successors, assigns, and all of its and their current and former directors, officers, employees, and agents (in their individual and representative capacities); “Employee” shall include Johannes (Jan) Keltjens and his heirs, executors, administrators, and assigns.

TERMS

For mutual consideration, including Employee’s right to receive certain payments and benefits under this Agreement, and the Employer’s right to be free from legal action initiated by, or on behalf of Employee, the parties agree to the following:

1. Termination of Employment.  Employee’s last day of active employment with the Employer was June 8, 2011 (hereinafter “Separation Date”).  The employment relationship is permanently and irrevocably severed, and the Employer has no obligation to re-employ Employee.  Employee has resigned from all positions he held with Employer, including his membership on Employer’s Board of Directors.

2. Payment and Benefits.  Employer has provided or will provide the following, provided that Employee fully complies with all obligations under this Agreement, including the requirement to transition all responsibilities as determined and required by Employer.  The payments provided for in this Agreement do not include Employee’s base salary accrued through the Separation Date.  After the Employer receives the executed original of this Agreement, Employee will be eligible to receive the following from the Employer:

a. Severance.  Severance payment in the amount of $930,811.  This payment shall be made within thirty (30) days of the Separation Date, unless on that date Employee is a “Specified Employee” pursuant to Section 409A of the Internal Revenue Code, in which case such payment shall be made no earlier than January 1, 2012 but no later than January 15, 2012, subject to applicable withholdings and deductions.

b. Stock Options and Restricted Stock.  Stock options and restricted stock shall be governed by the terms of the 2004 Stock and Incentive Award Plan and any granting documents.  Employee shall not vest in any restricted stock or stock options on or after the Separation Date.  Employee shall have three (3) months from the Separation Date to exercise any vested options pursuant to the terms of the Plan, unless such options shall earlier terminate under the terms of the Plan or granting documents.  Any restricted stock with respect to which the forfeiture period is in effect on the Separation Date shall be forfeited and surrendered by Employee to Employer on the Separation Date.  For a

period of six (6) months after the Separation Date, Employee shall not perform any purchases or sales (as such terms are defined under the Securities Laws of the United States) involving Employer stock during any customary Employer blackout period.  Employer shall notify Employee of any and all blackout periods that occur during this 6-month period.  Employee shall be responsible for any reporting requirements related to any stock transactions after the Separation Date, and, provided Employer is notified of all transactions by Employee, Employer shall report said transactions as required by law.

c. Payment for all accrued but unused vacation pay; and

d. Health Benefits.  Employer offers continuation of group health, dental, vision and prescription drug coverage maintained by Employer (“Health Plan”) in which Employee is enrolled on the Separation Date, pursuant to the continuation coverage and requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), measured from the Separation Date.  Notification of conditions to continue these benefits will be provided to Employee as required by COBRA regulations.  Coverage is subject to the terms of the Health Plan.  Employer reserves and retains the right to select the health care provider of such Health Plan and makes no promises, express or implied, with regard to specific coverage provided or premiums charged.

If Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA, the Company will provide payments on behalf of the Employee for the COBRA premiums (at the coverage levels in effect immediately prior to Employee’s termination) until the earlier of (i) a period of twenty-four (24) months from the Separation Date, (ii) the date on which Employee accepts an offer of employment that provides similar insurance coverage, or (iii) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA or applicable New York State law (“NY Mini-COBRA”).

3. No other benefits.  Except as provided above, all other employee benefits will cease on the Separation Date.

4. Consultation and Transition.

a. Employee shall consult with the Employer on an as-needed basis and shall reasonably cooperate with the Employer for up to six (6) months following the Separation Date, in transitioning all pending matters, including but not limited to, responding to all questions concerning pending business matters and projects, plans, locating files, documents, records, data of any type, and explain any processes, negotiations, or other business matters.

b. Employee also agrees to provide reasonable assistance to the Employer and cooperate with the Employer in relation to its prosecution or defense of any litigation or other controversies, if Employee has, either directly or indirectly, any documents or information that could lead to the discovery of admissible evidence in such litigation or controversies.

5. Other Payments and Benefits.  Employee understands that the payments described in paragraph “2” shall be in lieu of, and not in addition to, any payments to which Employee might otherwise be entitled under the letter employment agreement entered into by Employee and Employer on January 19, 2009 (“Employment Agreement”), any severance or separation pay policy sponsored by the Employer, or any other plan, policy, or benefit provided or sponsored by the Employer.  Employee acknowledges that the payments provided for herein include the entire amount of consideration to which Employee is entitled.  Employee agrees not to seek any further compensation in connection with the matters encompassed in this Agreement or arising from Employee’s employment with the Employer.

6. Employee Release.  Except as described in paragraph “9” below, Employee knowingly RELEASES AND DISCHARGES Employer from all claims, actions, causes of action, suits, charges, damages and demands whatsoever, in law or equity, which Employee ever had, has or hereafter may have against Employer, directly or indirectly, whether known or unknown, from the beginning of his/her employment to the date of this Agreement.  Employee acknowledges that this RELEASE includes all claims arising out of his employment and the termination of that employment, whether before courts, administrative agencies, or other forums wherever situated, including but not limited to all claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, the National Labor Relations Act, as amended, the Equal Pay Act, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act (ERISA), the Occupational Safety and Health Act, as amended, the New York Human Rights Law, the New York Labor Law, the nondiscrimination and/or retaliation provisions of the New York Workers’ Compensation Law, and any other federal, state or local employment laws and regulations, and all common law claims of the State of New York, including, but not limited to, claims of express or implied contract, wrongful discharge, defamation, slander, intentional and negligent infliction of emotional distress, and all claims for attorneys’ fees, costs and expenses, and any other claims arising out of or related to Employee’s employment with Employer, and the termination of that employment, but specifically excepting from this RELEASE Employer’s obligations to Employee under this Agreement.  The payments set forth in paragraph “2” are contingent on Employee executing and providing to Employer the General Release attached as Appendix “A.”  If Employee fails to sign the General Release, Employer shall have no obligation to make any separation payments under this Agreement, but all other terms of this Agreement shall remain in effect.

7. Covenant Not to Sue.  Except as described in paragraph “9” below, Employee represents and warrants that Employee has not filed and will not file any claim, charge or lawsuit (civil, administrative or criminal) against the Employer, either individually in any type of proceeding or as a member of a class, based upon acts, occurrences or events occurring prior to the signing of this Agreement.  If Employee breaches this provision and files an action falling within its scope, Employee agrees to indemnify Employer for all costs, including court costs and reasonable attorneys’ fees, incurred by Employer in the defense of such action or in establishing or maintaining the application or validity of this Agreement or the provisions thereof.

8. No Cooperation.  Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Employer and/or any officer, director, employee, agent, representative, shareholder or attorney of the Employer, unless under a subpoena or other court order to do so.

9. EEOC Proceedings.  Employee understands that nothing in this Agreement prevents Employee from filing an action to enforce this Agreement or from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or participating in any investigation or proceeding conducted by the EEOC.  However, Employee understands and agrees that Employee is waiving any entitlement or right to recover any monetary or other personal relief as a result of any such EEOC proceeding.

10. No Admission of Liability.  By entering into this Agreement, neither the Employer nor Employee admits any wrongdoing or liability.  Employee acknowledges that the Employer has not violated any law, statute, ordinance, contract, duty or obligation whatsoever, committed any tort, or engaged in any wrongful conduct with respect to Employee.

11. Confidentiality/Noncompetition/Nonsolicitation.

a. Employee acknowledges and agrees that:

i.           in the course of his employment with the Employer, he obtained knowledge of confidential and proprietary information of a special and unique nature and value and became familiar with the Employer’s trade secrets relating to the conduct and details of the Employer’s business.  Therefore, it is possible that he could cause irreparable harm to the Employer, which may not be adequately compensated by monetary damages, if he violates the restrictive covenants in this Agreement.  As of the date of this Agreement, the February 19, 2009 Confidentiality Agreement and Covenant Against Conflicting Employment Agreement (“Conflicting Employment Agreement”) previously executed by Employee, expire.

ii.           in the course of performing his duties and responsibilities for Employer, Employee has been a representative of Employer to its customers, clients and suppliers and as such had significant responsibility for maintaining and enhancing Employer’s goodwill with such customers, clients and suppliers and would not have, except by virtue of the employment with Employer, developed a close and direct relationship with Employer’s customers, clients and suppliers; and

iii.           Employer is entitled to protect, and through this Agreement seeks to protect its proprietary rights which include the right to protect confidential and proprietary information, as defined in this Agreement, and trade secrets, the right to preserve Employer’s goodwill and the right to the benefit of any relationships that have developed between Employee and Employer’s customers, clients and suppliers by virtue of Employee’s employment with Employer.

b.  Confidentiality of Confidential Employer Information.

i. Employee represents and warrants that, unless compelled or expressly permitted by operation of law, Employee shall not, directly or indirectly, disclose, reveal, publish, or in any other manner communicate to any third party, whether written or oral, any information obtained during Employee’s period of employment that is or may be considered proprietary or confidential to Employer.  Confidential and proprietary information includes, but is not limited to, non-public corporate information, including plans, strategies, tactics, policies, procedures and practices, customers, suppliers, products, services, research, development, manufacturing, purchasing, finance, engineering, designs, concepts; non-public marketing information; non-public strategic information; and any and all other non-public information, in whatever form, related to Employer’s business including, but not limited to, financial information, operations information, personnel information, and affiliate, supplier, customer and business partner information.  Confidential information does not include information that is publicly available (a) prior to the date of this Agreement, or (b) by reason of acts not attributable to a breach of this Agreement.

ii. In the course of his employment, Employee has received information that is considered material inside information within the meaning and intent of federal securities laws, rules and regulations.  Employee shall not disclose this information directly or indirectly, or use as a basis for advice to any other party concerning any decision to buy, sell or otherwise trade in the Employer’s securities.

iv.           If Employee is required by law or valid court order to disclose information that is precluded by this Agreement, Employee shall utilize his best efforts to provide advance written notice to Employer to allow Employer an opportunity to contest the impending disclosure.

c. Noncompetition/Nonsolicitation of Customers.

i.           Employee recognizes and acknowledges that it is possible that he could cause irreparable harm to Employer which may not be adequately compensated by monetary damages if he enters into the employment of a Conflicting Organization, as defined in this Agreement, or if the Employee goes into business on his own behalf that is in direct competition with the Employer.  A Conflicting Organization means any person or organization, which is now or hereafter engaged directly or indirectly in research on or development, production, marketing, or selling of a Conflicting Product.  Conflicting Product means any product, process, machine, or service of any person or organization other than AngioDynamics whether now existing or hereafter developed which resembles or competes with a product, process, machine, system, or service sold, marketed or under development by Employer during Employee’s term of employment with Employer, or whose use or marketability could be enhanced by application to it of confidential and proprietary information to which Employee has had access during his employment.

ii.           For one (1) year from the Separation Date, Employee shall not directly or indirectly:

(a)           render services to a Conflicting Organization.  Given the global nature of Employer’s business, the noncompetition provision contained in this paragraph shall apply to any Conflicting Organization, regardless of location, and to any position held by Employee for any Conflicting Organization, whether as an employee, consultant, independent contractor, owner or in any other capacity whatsoever; provided;  however, Employee may accept employment with a Conflicting Organization whose business is diversified and which is, as to that part of its business in which he accepts employment, not a Conflicting Organization, provided written assurances satisfactory to Employer that Employee will not render services, directly or indirectly, in connection with any Conflicting Product are delivered to Employer.  Employee agrees that the foregoing restriction does not unduly restrict his vocational opportunities  as it does not prohibit Employee from working for an organization other than those that fall within the scope of this paragraph; or

(b)           appropriate, direct or assist another to appropriate or direct any business or customer away from Employer or attempt to do any of the foregoing.

d. Nonsolicitation/Noninterference. For one (1) year from the Separation Date, Employee agrees that he will not:

i.           directly or indirectly solicit or recruit for employment, hire, employ or attempt to employ any individual who was employed by Employer as of the Separation Date or at any time within the one year period prior to the Separation Date, or entice or suggest to such individual to terminate his employment with Employer; and

ii.           directly or indirectly interfere with or assist, or in any way be involved with any third party’s attempt to interfere with, the business operations of Employer.

e. Reasonableness.  Employee acknowledges and agrees that the restrictive covenants in this Agreement are reasonable and properly required for the adequate protection of the Employer’s business.  Employee further agrees that he will not raise any issue of reasonableness as a defense in any proceeding to its enforcement.  If any geographical or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Employee agrees and submits to the reduction of the geographical or time limitation to a limit as the court shall deem to be reasonable.

f. Enforcement.  In the event of an actual or threatened breach of this paragraph “11” of this Agreement, Employee acknowledges that the Employer will be irreparably damaged and that the Employer is entitled to an injunction restraining him from violating the restrictive covenants.  Nothing in this Agreement shall be construed as prohibiting the Employer from pursuing any other available remedies for such breach or threatened breach of this Agreement.  In the event of a breach of this covenant or a breach of any other covenant stated in this Agreement, Employer shall be relieved of its obligation to make any remaining payments under this Agreement and shall be entitled to commence a civil action to recover all payments previously made or its actual damages, whichever is greater, unless otherwise prohibited by law.  If one or more provisions of this Agreement are determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforcement of the remaining provisions shall not in any way be affected or impaired.

12. Non-Disparagement.  Employee agrees to not engage, at any time, in any action or conduct that either directly or indirectly disparages the Employer or any of the Employer’s employees, officers, or representatives, or that results in the disparagement, mistreatment, or injury of the Employer or any of the Employer’s employees, officers, or representatives.  Employer agrees to not engage, at any time, in any action or conduct that either directly or indirectly disparages the Employee or that results in the disparagement of the Employee.

13. Employment Reference.  In response to requests for job references, the Employer’s Human Resources Department shall limit its response to confirmation of Employee’s dates of employment with the Employer, positions held, and pay rates.  If further information is requested, the Employer shall state that its policy is not to provide any further information.

14. Older Worker Benefit Protection Act.  Employee acknowledges and agrees that in accordance with the terms of the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act:

a. Employee has read and understands this Agreement and knowingly and voluntarily entered into this Agreement without fraud, duress, or any undue influence.

b. Employee acknowledges that by this Agreement the Employer advised Employee in writing to consult with an attorney before signing this Agreement.

c. Employee understands the language of this Agreement and its meaning, particularly with respect to Employee’s waiver and release of any claims against the Employer.

d. Employee has been afforded twenty-one (21) days to consider the terms of this Agreement, but may voluntarily elect to sign the Agreement in a shorter period of time.

e. Employee can accept the terms of this Separation Agreement by providing an executed agreement to Mary Cregut, Vice President of Human Resources, AngioDynamics, Inc., 14 Plaza Drive, Latham, NY 12110 or by facsimile at (518) 798-1435, by 5 p.m. on June 13, 2011.

f. Employee has seven (7) days following the execution of this Agreement to revoke the Agreement, and the Agreement will not become effective or enforceable until the seven (7) day period has expired.  Employee may revoke the Agreement by ensuring written notice of revocation is received by the Employer by 5 p.m. on the seventh (7th) calendar day following the execution of this Agreement.

g. As stated in the Employment Agreement, the Employee is not entitled to the payments set forth in paragraph “2” unless Employee executes and provides such release of any claims he may have against the Employer, and, therefore, Employee is receiving consideration under this Separation Agreement to which he is not otherwise entitled.

h. Employee is not waiving any rights or claims that may arise after the date this Agreement is executed.

15. Tax Obligations.  Employee acknowledges that the Employer has not given any advice as to the characterization of payments received under this Agreement for any personal tax responsibility such payments may generate.  Should any taxing authority challenge Employee’s treatment or characterization of the payments, Employee acknowledges that the Employer has no obligation whatsoever to indemnify, defend, aid, pay or reimburse Employee for any underpayment, overpayment, penalty or interest charge the taxing authority may assess against or claim is due from Employee.

16. Confidentiality of Agreement.  Employee and Employer shall keep the existence and contents of this Agreement confidential and shall not disclose it or its terms to any third party, except for the purposes of enforcement, as a defense to any administrative or legal proceeding or as otherwise required by law.  The terms of this paragraph shall not apply to such disclosures to Employee’s attorney, financial advisors or spouse, or factual disclosures as may be required pursuant to court order or subpoena or as part of any EEOC proceedings.  In the event that Employer determines that disclosure of this Agreement or a portion thereof is required by U.S. Securities Laws, the terms of this paragraph shall not apply to the portion of this Agreement that is publicly disclosed by the Employer.  Employee further acknowledges that if a court of competent jurisdiction determines that Employee has breached this confidentiality provision, Employee shall, without prejudice to any other remedies the Employer may have, be liable to pay liquidated damages to the Employer in the amount of five  hundred thousand dollars ($500,000.00).  Employee and the Employer acknowledge that in the event of a breach of this provision, the exact amount of damages suffered by the Employer would be difficult to ascertain with certainty, and that the amount provided herein is reasonably proportionate to the amount of damages that would be suffered.

17. Return of Company Property/Confidential Information.  At an agreed upon time, Employee shall return any and all Employer property, including, without limitation, any documents, records, communications, or similar visual or conceptual presentations of any type, and all duplicates and copies thereof, regardless of the form in which they exist or are stored, that contain any Confidential and Proprietary Information, including but not limited to, financial information, business and strategic plans, and other similar confidential materials or information, and any other equipment or other property that belongs to the Employer.

Employee shall return the company provided laptop computer by June 15, 2011.   Employer agrees that Employee will retain possession of his company issued iPhone. Employee agrees that he will provide the iPhone to the Employer by noon on June 14, 2011 and at that time Employer will remove all confidential and proprietary information on the iPhone, return the iPhone to the Employee, and that Employee will assume all costs associated with the operation of the iPhone beginning on June 15, 2011.

Employee shall be entitled to take title to or otherwise release to his name the Company-Leased Vehicle at a price to be determined by the Employer.  A quote will be provided to employee by June 17, 2011.  The exact price at time of purchase may vary based on expiration of quoted materials.  Updated quotes can be supplied to Employee upon request.  If the sale transaction is not completed by August 1, 2011, Employee shall be obligated to return the vehicle by August 1, 2011.    Please contact Kim Hoyt, Travel and Fleet Administrator to arrange details of purchase or return.

18. Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

19. Authority.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

20. Voluntary Execution.  Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.

21. Choice of Law/Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York’s rules regarding choice of law.  Any proceeding between the parties relating to this Agreement shall be held in a court of competent jurisdiction in the State of New York.  All parties agree to be subject to the personal jurisdiction of the courts of New York.

22. Severability.  The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning and not strictly for or against either party.  If any provision or part of this Agreement is deemed to be invalid or unenforceable for any reason, such provision or part shall be treated as if it were deleted from the Agreement and the remainder of the Agreement shall remain in full force and effect.

23. Notice.  Any notice required to be given to either party under this Agreement shall be deemed effectively given when personally delivered or sent by certified or registered mail, postage prepaid, as follows:

To the Employer:                                  Vice President of Human Resources
AngioDynamics, Inc.
14 Plaza Drive
Latham, New York 12110

To Employee:                                        Johannes Keltjens
31 Vista Drive
Saratoga Springs, New York 12866

or to such other address as either party may designate by like notice. Any notice, consent or other communication required or permitted to be given hereunder shall be deemed to have been given on the date of mailing or personal delivery.

24. Complete Defense.  Employee understands and agrees that this Agreement may be pled by Employer as a complete defense to any claim or entitlement which may be asserted by Employee, or on his behalf, in any suit, claim or proceeding against Employer concerning any matter arising up to and including the date of execution of this Agreement.

25. Miscellaneous.  Employee represents and warrants that Employee has not taken action contrary to the terms of this Agreement from the date of this Agreement to the date the Employee executes this Agreement.  Any such action contrary to the terms of this Agreement will void the terms of this Agreement and Employee will not be entitled to the benefits described herein.

This signed Agreement together with the General Release sets forth the entire Agreement between the Employer and Employee.  This Agreement may not be modified except by a writing signed by both parties.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereupon and each of which shall constitute one and the same instrument.  This Agreement shall be deemed fully executed when one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties.  A party may deliver its signature via pdf, scan or facsimile.

Dated: June 13, 2011	/s/ Johannes Keltjens
Johannes Keltjens
Subscribed and sworn to before me
this _____ day of ______, 2011

___________________________________
Notary Public
My Commission Expires __________
(Affix Seal)

Employer

Dated: June 13, 2011	By: /s/ Scott J. Solano
Name: Scott J. Solano
Title: Interim Chief Executive Officer

Appendix “A”                                                      General Release

Johannes Keltjens (“Employee”), for and in consideration of the sum of ONE DOLLAR AND NO CENTS ($1.00), and other good and valuable consideration, receipt of which is hereby acknowledged,  for himself and his heirs, administrators, representatives, successors, and assigns unconditionally releases and forever discharges AngioDynamics, Inc., its parent, subsidiary and affiliated corporations, divisions, successors, predecessors and assigns, and all of their current and former officers, directors, trustees, employees, and agents, in their individual and representative capacities (hereinafter collectively referred to as the “Employer”), from any and all actions or causes of action, suits, damages, claims, debts, promises, agreements, proceedings, complaints, and demands that he ever had, now has, or may ever have against the Employer, directly or indirectly, whether asserted or unasserted, whether known or unknown, arising out of, or related in any way to, all matters of whatever nature.  This release includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, the National Labor Relations Act, as amended, the Equal Pay Act, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act (ERISA), the Occupational Safety and Health Act, as amended, the New York Human Rights Law, the New York Labor Law, the nondiscrimination and/or retaliation provisions of the New York Workers’ Compensation Law, and any other federal, state or local employment laws and regulations, and all common law claims of the State of New York, including, but not limited to, claims of express or implied contract, wrongful discharge, defamation, slander, intentional and negligent infliction of emotional distress, and all claims for attorneys’ fees, costs and expenses, and any other claims arising out of or related to Employee’s employment with Employer, and the termination of that employment; provided, however, that this shall not affect Employee's entitlement to any vested accrued benefit to which he is entitled under any employee benefit plan subject to ERISA or his right to enforce the terms of a certain Separation Agreement executed by Employee and Employer, dated _____________, 2011.

Employee understands that nothing in this Release prevents him from filing a charge (including a challenge to the Separation Agreement) with the Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation or proceeding conducted by the EEOC or brought by the EEOC on his behalf.  However, he understands and agrees that he is waiving any right to recover any monetary or other personal relief because of any such EEOC proceedings or any subsequent legal action brought by the EEOC on his behalf.

IN WITNESS WHEREOF, Johannes Keltjens has signed this General Release on this ____ day of ___________, 2011.

STATE OF ____________________	)	_____________________________
COUNTY OF __________________	) ss.:	Johannes Keltjens

On this ____, day of _______ 2011, before me personally appeared Johannes Keltjens to me known and known to me to be the same person described in and who executed the foregoing general release, and he duly acknowledged to me that he executed the same.

______________________________
Notary Public